                                                                    EXHIBIT 2.1

                            AMENDMENT NO. 2 TO THE
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


        THIS AMENDMENT NO. 2 (this "Amendment") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 17, 1997, as amended by Amendment No. 1 thereto dated as of May 27, 1997 (as so amended, the "MERGER AGREEMENT," capitalized terms used but not otherwise defined herein are used herein as therein defined), among SUN HEALTHCARE GROUP, INC., a corporation organized and existing under the laws of the State of Delaware ("PARENT"), PEACH ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Colorado ("MERGER SUB") and a direct wholly owned subsidiary of parent, and RETIREMENT CARE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Colorado (the "COMPANY"), is made this 21st day of August, 1997 by and among Parent, Merger Sub and the Company.



                             W I T N E S S E T H:
                             - - - - - - - - - -


        WHEREAS, Parent, Merger Sub and the Company have entered into the Merger Agreement which provides, upon the terms and subject to the conditions set forth therein, for the Merger of Merger Sub with and into the Company, and

        WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interest of their respective stockholders to amend the Merger Agreement as provided herein.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1. Amendment to Merger Agreement. The Merger Agreement is hereby amended as follows:

        (a)     The definitions of "COMPANY DISCLOSURE SCHEDULE" included in
Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:



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
                "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule entitled "Company Disclosure Schedule of Retirement Care Associates, Inc. Re: Project Peach" dated February 17, 1997, delivered by the Company to Paraent prior to the execution of this Agreement, as amended by Schedules I, II, and III to Amendment No. 1 to this Agreement, and as further supplemented by Schedule I to Amendment No. 2 to this Agreement, and forming a part hereof."

                (b) The definition of "COMPANY MATERIAL ADVERSE EFFECT" included in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company and the Company Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that no such change in or effect on the business of the Company and the Company Subsidiaries shall constitute a "Company Material Adverse Effect" unless such change or effect has, or could reasonably be expected to have, individually or in the aggregate, an effect of more than $10,000,000 on the assets, liabilities or results of operations of the Company for one or more financial reporting periods, exclusive of any change or effect that results from any of the matters described in the Company Disclosure Schedule."

                (c) Section 3.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "(a)    Each share of Company Common Stock issued and
        outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(d) and any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the lower of (i) 0.520 shares of Parent Common
        Stock and (ii) in the event that the Series AA Exchange Ratio is greater than 0.714, 0.520 shares of Parent Common Stock multiplied by the Adjustment Factor (the lower of such numbers, calculated to three decimal places, being the "COMMON EXCHANGE RATIO")."

                (d) Section 4.07(a) of the Merger Agreement is hereby amended by deleting clause (A) thereof and adding the following clause (a) in place thereof:

        "(A) with the SEC and the NYSE since June 30, 1994 through the date of Amendment No. 2 of this Agreement (collectively and as amended (including any amendment filed after the date of this Agreement pursuant to Section 6.13 hereof), the "COMPANY REPORTS") and".


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

                (e) Section 4.08 of the Merger Agreement is hereby amended by deleting clause (i) thereof and adding the following clause (i) in place thereof.

        "(i) any event or events which, individually or in the aggregate, constitute a Company Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and the Company Subsidiaries are involved."

                (f) Section 6.01 of the Merger Agreement is hereby amended by deleting the word "or" immediately preceding clause (m) thereof and adding the following immediately after clause (m) thereof:

        ";

                (n) institute, file or commence any claim, action, suit or proceeding."

                (g) Section 6.03 of the Merger Agreement is hereby amended by adding the following sentence immediately following the third sentence thereof:

        "In addition, the Company shall give Parent prompt notice of any suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company, any Company Subsidiary or any Indemnified Party which could reasonably be expected to be materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or to such Indemnified Party, as the case may be, and the Parent shall have the right to participate in all negotiations and proceedings with respect to any such suit, claim, action, proceeding or investigation."

                (h) Section 6.08 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "SECTION 6.08. Letters of Accountants. At the written request of Parent, each of the Company and/or Parent shall use all reasonable efforts to cause to be delivered to the other "comfort" letters of their respective independent public accountants, each such letter dated and delivered as of the date the Registration Statement shall have become effective and as of the Effective Time, and addressed to Parent and the Company, respectively, in form and substance reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with mergers such as the Merger contemplated hereby."



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

                (i) Article VI of the Merger Agreement is hereby amended by adding the following Sections 6.13 and 6.14 immediately following Section 6.12 thereto.

                "SECTION 6.13. Amended Company Reports. Not later than August 25, 1997, the Company shall file with the SEC amendments to its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996, December 31, 1996, and March 31, 1997, containing financial statements reflecting all of the adjustments described in
        Section 4.07(a) of Schedule I to Amendment No. 2 to this Agreement, and shall promptly deliver to Parent copies of each such amended Form 10-Q filed with the SEC. The disclosure included in the form of amended Forms 10-Q that will be filed with the SEC pertaining to the matters described in Section 4.07(a) of Schedule I to Amendment No. 2 to this Agreement shall not differ in any respect from the information included in Section 4.07(a) of Schedule I to Amendment No. 2 to this Agreement without the prior written consent of Parent. The Company shall not file with the SEC any amendment to any Company Report without the prior written consent of Parent unless such amendment is permitted by this
        Section 6.13.

                SECTION 6.14. Consent of Accountants; Work Papers. (a) The Company shall use its best efforts to cause Coopers & Lybrand L.L.P. to consent to the use in the Registration Statement and the Proxy Statement of their report on the consolidated financial statements of the Company appearing in the Company 1996 10-K; provided, however, that the Company shall not be required under this Section 6.14(a) to pay any amounts claimed by Coopers & Lybrand L.L.P. which, in the Company's good faith exercise of its reasonable judgment, are subject to valid claims of set-off or other defenses or counterclaims.

                (b) The Company shall use its best efforts to cause Coopers & Lybrand L.L.P. to make available to Arthur Andersen L.L.P. copies of all materials in Coopers & Lybrand L.L.P.'s possession relating to (i) Coopers & Lybrand L.L.P.'s audit of the Company's financial statements for the year ended June 30, 1997, including all work papers, computer files and other materials prepared by Coopers & Lybrand L.L.P. in connection with such audit, and (ii) Coopers & Lybrand L.L.P.'s analysis as to whether any condition exists with respect to the Company that will preclude "pooling of interests" accounting treatment for the Merger under applicable United States accounting rules, including all computer files and other material prepared by Coopers & Lybrand L.L.P. in connection with such analysis; provided, however, that the Company shall not be required under this Section 6.14(b) to pay any amounts claimed by Coopers & Lybrand L.L.P. which, in the Company's good faith exercise of its reasonable judgment, are subject to valid claims of set-off or other defenses or counterclaims.

                (j) Section 7.04 of the Merger Agreement is hereby amended and restated in its entirety to read as follow:


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                "SECTION 7.04.  Directors' and Officers' Indemnification.  (a)
        The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification that are set forth, as of the date of this Agreement, in the articles of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors or officers of the Company; provided, however, that the Surviving Corporation may amend or otherwise modify the provisions with respect to indemnification that are set forth in its articles of incorporation and bylaws to exclude any right to indemnification thereunder with respect to any civil or criminal penalties, damages, fines, disgorgement or other similar personal liabilities, or any injunctions or consent decrees, incurred, imposed or entered into in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, brought or assessed by any Governmental Entity or any settlement thereof ("EXCLUDED ITEMS").

                (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (the "INDEMNIFIED PARTIES"), against (i) any costs or expenses (including reasonable attorneys' fees) and (ii) judgments, fines, losses, claims, damages or liabilities, but excluding from this clause (ii) Excluded Items (collectively, "COSTS"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the articles of incorporation and bylaws of the Company or Parent (each as in effect on the Effective Date).

                (c) If any Indemnified Party shall seek indemnification pursuant to this Section 7.04, such Indemnified Party shall give prompt notice to Parent and the Surviving Corporation, stating the amount of the Costs, if known, and method of computation thereof. The obligations and liabilities of Parent and the Surviving Corporation under this Section 7.04 with respect to Costs arising from any claims, actions, suits, proceedings or investigations of any third party, including any Governmental Entity, which are subject to the indemnification provided for in this Section 7.04 ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give Parent and the Surviving Corporation notice of such Third Party Claim within 10 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release Parent and the Surviving Corporation from any of its obligations under this Section 7.04 except to the extent Parent and the Surviving Corporation are materially prejudiced by such failure. Upon receipt of notice from an Indemnified Party as provided in this Section 7.04(c), Parent and the Surviving



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


        Corporation shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. In the event that any Indemnified Party shall seek indemnification as provided herein, the Indemnified Party shall make available to Parent and the Surviving Corporation, at Parent's and the Surviving Corporation's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by Parent and the Surviving Corporation;

                (d)     Notwithstanding anything set forth in this Section
        7.04 to the contrary, (i) if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and Parent and the Surviving Corporation in connection with any Third Party Claim (other than an Excluded Item), then the Indemnified Party shall be entitled to retain its own counsel that is reasonably satisfactory to Parent and the Surviving
        Corporation at the expense of Parent and the Surviving Corporation,
        (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and Parent and the Surviving Corporation in connection with any Excluded Item, then the Indemnified Party shall be entitled to retain its own counsel at its own expense, and (iii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the counsel selected by Parent to defend an Excluded Item for the same counsel to represent both the Indemnified Party and Parent and the Surviving Corporation in connection with such Excluded Item, then the Indemnified Party shall retain its own counsel at its own expense.

                (k) Section 9.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "(b)    by either Parent or the Company, if the Effective Time
        shall not have occurred on or before November 30, 1997; provided,
        however, that   in the event that the Effective Time has not occurred
        by such time (i) due to the failure to satisfy the condition specified in Section 8.01(b), and as of such time (A) the condition specified in
        Section 8.01(a) shall have been satisfied, (B) neither the Company Stockholders' Meeting nor, if applicable, the Parent Stockholders' Meeting, shall have been held, and (C) neither Parent nor the Company shall be entitled to terminate this Agreement under any other paragraph of this Section 9.01, then such date shall be extended, without any action on the part of any party hereto, until December 31, 1997; or
        (ii) solely due to the failure to satisfy the condition specified in
        Section 8.01(d) or 8.01(e), then such date may be extended, at the optioin of Parent, until December 31, 1997; and provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any




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        obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date."

                (l) Section 9.01(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "(g)    by Parent, upon a breach of any representation,
        warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach (i) is curable by the Company through the exercise of its reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, or (ii) has been disclosed on Schedule I, II or III to Agreement No. 1 to this Agreement or on Schedule I to Amendment No. 2 to this Agrement, Paraent may not terminate this Agreement under this Section 9.01(g); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;"

                (m) Section 9.01(k) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                "(k)    by the Company, if the Company shall have failed to
        obtain the Company Fairness Opinion by the close of business (New York City time) on August 27, 1997; provided, however, that Parent may extend such date by up to ten business days by delivering written notice thereof to the Company; and provided, further that such termination shall not be effective unless and until the Company shall have paid to Parent an amount equal to all of Parent's Expenses, as evidenced by the reasonable documentation, in an amount no greater than $750,000, by wire transfer of immediately available funds to an account designated by Parent; or".

                (n) Section 9.01 of the Merger Agreement is hereby amended by deleting the word "or" immediately preceding clause (k) thereof and adding the following clause (l) immediately following clause (k) thereof:

                "(l)    by Parent, if the letter of Coopers & Lybrand L.L.P.
        required by Item 304(a)(3) of Regulation S-K expresses any material disagreement with the contents of the Current Report on Form 8-K filed by the Company with the SEC on August 21, 1997."

                SECTION 2.  Representations and Warranties

                (a) Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that: The board of directors of the


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

Company has determined that it is consistent with and in furtherance of the Company's long-term business strategy and fair to and in the best interests of the Company's stockholders to amend the Merger Agreement as provided herein.
The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. After giving effect to Section 1(a) of this Amendment and the amendment of certain Company Reports pursuant to Section
6.13 of the Merger Agrement, as amended hereby, each of the representations and warranties of the Company contained in the Merger Agreement that is qualified by materiality is true, complete and correct on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement.

        (b)     Representations and Warranties of Parent and Merger Sub.
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: Parent and Merger sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agrement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement that is qualified by materiality is true, complete and correct on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the date hereof as if made at and as of the date hereof (other than representations and warranties which address matters

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
only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by the Merger Agreement.

        SECTION 3. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

        SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONTRACT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING NEW YORK LAW) EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE STATE OF NEVADA.

        SECTION 5. Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.




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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                SUN HEALTHCARE GROUP, INC.

                                By:/s/ Robert D. Woltil
                                   --------------------------------------------
                                   Name:  Robert D. Woltil
                                   Title: Senior Vice President for Financial
                                          Services and Chief Financial Officer




                                PEACH ACQUISITION CORPORATION

                                By:/s/ Robert D. Woltil
                                   --------------------------------------------
                                   Name:  Robert D. Woltil
                                   Title: Vice President




                                RETIREMENT CARE ASSOCIATES, INC.

                                By: /s/   Christopher F. Brogdon
                                   --------------------------------------------
                                   Name:  Christopher F. Brogdon
                                   Title: President and Chief Executive Officer